                                                                    Exhibit 12.1


                       TRINET CORPORATE REALTY TRUST, INC.


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                               3 Months    12 Months    12 Months  12 Months   12 Months  12 Months
                                                 Ended       Ended       Ended       Ended       Ended      Ended
                                                3/31/97    12/31/96     12/31/95    12/31/94   12/31/93    12/31/92
                                                -------     -------     -------     -------     -------     -------
Net income before extraordinary
   charges and gains on sale of real estate     $10,445     $24,835     $20,234     $15,912     $ 6,767     $   829

Plus:  Fixed charges
   Interest expenses                              5,720      20,768      17,329       6,726       2,883       2,082
   Finance expenses - related party                                                               1,326       2,793
   Interest expenses - related party                                                                433         933
   Amortization of debt expense*                     --       2,837       3,595       2,941       1,132         713
                                                -------     -------     -------     -------     -------     -------

Total fixed charges (1)                         $ 5,720     $23,605     $20,924     $ 9,667     $ 5,774     $ 6,521
                                                -------     -------     -------     -------     -------     -------

Adjusted earnings (2)                           $16,165     $48,440     $41,158     $25,579     $12,541     $ 7,350

Ratio of Earnings to Fixed Charges
   (2 DIVIDED BY 1)                                2.83        2.05        1.97        2.65        2.17        1.12
                                                =======     =======     =======     =======     =======     =======


                          RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)


                                                           3 Months      12 Months
                                                            Ended          Ended
                                                           3/31/97+      12/31/96++**
Net income before extraordinary
   charges and gains on sale of real estate                $10,445       $24,835

Plus:  Fixed charges
   Interest expenses                                         5,720        20,768
   Finance expenses - related party
   Interest expenses - related party
   Amortization of debt expense*                                --         2,837
                                                           -------       -------

Total fixed charges                                        $ 5,720       $23,605
                                                           -------       -------

Adjusted earnings (2)                                      $16,165       $48,440

Fixed charges & preferred dividends (1)                    $ 7,639       $27,251

Ratio of Earnings to Fixed Charges and
   Preferred Stock Dividends
   (2 DIVIDED BY 1)                                           2.12          1.78
                                                           =======       =======

*    As of 1/1/97, debt amortization is included in interest expense.
**   No preferred dividend requirement prior to this time.
+    3/31/97 Preferred Dividend requirement of $1,919.
++   12/31/96 Preferred Dividend requirement of $3,646.